Exhibit 99.1

TTM Technologies, Inc.	Contact: Steve Richards, CFO 714-327-3000

TTM Technologies, Inc. Announces New Credit Facility

COSTA MESA, CA – September 19, 2012 – TTM Technologies, Inc. (Nasdaq: TTMI), a major global printed circuit board manufacturer, today announced that it and certain of its foreign subsidiaries in Hong Kong have entered into a new credit facility dated September 14, 2012, with a syndicate of eight banks led by The Hongkong and Shanghai Banking Corp. Ltd. The new credit facility totals $540 million and consists of three tranches as follows:

•	a $370 million four-year term loan facility with interest payable at a rate of LIBOR plus 2.38 percent per year;

•	a $90 million three and one half-year revolving credit facility with interest payable at a rate of LIBOR plus 2.38 percent per year;

•	an $80 million or equivalent in other currencies four-year letters of credit facility granting up to 540 days for the purpose of equipment purchases and up to 150 days for other general purposes.

TTM Technologies plans to use the proceeds from this credit facility to repay in full the outstanding loans under its existing $582.5 million multi-tranche credit facility and for the purpose of working capital for its Asia Pacific operations. The Company expects to draw the full $370 million term loan before the end of its current fiscal quarter.

“We are pleased to put in place a new credit facility to support our ongoing operations and increase our financial flexibility,” said Kent Alder, President and CEO of TTM. “The new facility resolves the near-term maturities under our existing facility and has no scheduled repayments for the first 18 months. We continue to maintain a strong capital structure and prudently manage our balance sheet as we position the company for long-term growth.”

For more information on the credit agreement, please review the documents the Company filed today with the SEC.

About TTM Technologies

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.